Exhibit 99.1

March 31, 2005

Jeffrey Black

Dear Jeff:

We are pleased to make you an offer to join Diversa Corporation “Diversa” as a full-time employee. The terms of the employment offer supersede all previous discussions with Diversa:

Title:	Chief Accounting Officer, reporting to Tony Altig, Senior Vice President, Finance and Chief Financial Officer.

Starting Salary:	$15,834/month (less applicable deductions and withholdings). Compensation will be paid semi-monthly; annual salary divided by twenty-four (24) pay periods.

Annual Bonus:	You will be eligible to achieve a maximum bonus payout of up to 30% of your base salary as outlined in the Annual Bonus Plan. It is Diversa’s policy to prorate any potential merit based salary increases and/or bonus payouts based on the actual number of months employed during the first year of employment.

Equity:	Subject to the approval of the Board of Directors, the terms of a separate stock option agreement and Diversa’s 1997 Equity Incentive Plan, you will be granted an option (the “Option”) to purchase 40,000 shares of Diversa’s Common Stock at an exercise price per share equal to one hundred percent (100%) of the fair market value of Diversa’s Common Stock on the date of grant. Such Option will be subject to vesting over four (4) years so long as you continue to be employed with the Company.

Benefits:	You will be eligible to participate in medical, dental, vision, and life insurance benefits beginning on your date of hire. The cost of coverage for these benefits will be shared between you and Diversa. You will also be eligible to enroll in our 401(k) Plan on the first of the month following your date of hire, and in our Employee Stock Purchase Plan (ESPP) during designated enrollment periods.

Vacation /Holidays:	Fifteen (15) days paid vacation annually, accrued at a rate of 10 hours per month. Diversa offers fourteen (14) paid holidays during the year 2005. The Company reserves the right to evaluate and amend these benefits in support of business needs.

Invention and Non- Disclosure Agreements:	This offer of employment is subject to and expressly conditioned upon your execution of Diversa’s standard invention and non-disclosure agreement, Attachment A of this offer of employment.

Confidential Information:	In your work for Diversa, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Diversa. You agree that you will not bring onto Diversa’s premises or otherwise provide to any Diversa employees or consultants any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

At-Will:	In a dynamic environment in which Diversa does business, the company must be able to respond rapidly to business and technological changes. We are also aware that employees want the freedom to respond to changing career opportunities. For these reasons, employment at Diversa is on an at-will basis consistent with Diversa’s At-Will Employment Policy. This means you are free to terminate your employment and Diversa may terminate your employment, at any time with or without cause or advance notice. Any oral representations to the contrary are invalid. This at-will employment relationship cannot be changed except by written agreement signed by Diversa’s Chief Executive Officer.

Entire Agreement:	This letter agreement together with Attachment A form the complete and exclusive statement of the terms of your employment with Diversa. The employment terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written. This offer of employment is subject to satisfactory proof of your right to work in the United States.

Jeff, we are looking forward to working with you. If these terms are acceptable, please sign and return a copy of this letter, together with an executed copy of Attachment A to me on or before Thursday, April 7th. Feel free to call me with any questions.

Sincerely,

/s/ Janice Kamier
Janice Kameir
Vice President, Human Resources
Diversa Corporation
(858) 526-5102

I accept Diversa’s employment offer as set forth in this letter agreement:

/s/ Jeff Black	4-1-05
Jeff Black	DATE

ATTACHMENT A

Diversa Corporation

EMPLOYEE INVENTION AND NON-DISCLOSURE AGREEMENT

This Employee Invention and Non-Disclosure Agreement is made this 1st day of April, 2005 (“Effective Date”) by and between Diversa Corporation, a Delaware corporation with a principal place of business at 4955 Directors Place, San Diego, CA 92121 (“Diversa”), and Jeffrey G. Black (“Employee”).

In consideration of the mutual promises and other good and valuable consideration, and as part of the terms of employment of Employee by Diversa, the parties agree as follows:

INVENTIONS

1.	Employee agrees to disclose to Diversa promptly in writing any and all inventions, developments, discoveries, improvements and ideas, whether patentable or not; (a) which are made, discovered, and/or conceived by Employee alone or with others in the course of his or her employment or provision of services to Diversa; (b) which are based on or utilize Diversa Proprietary Information (as defined in Paragraph 6); or (c) which result or arise from or relate to the use of Diversa’s facilities, equipment, materials, funds, or actual or demonstrably anticipated research or development. (As used in this Paragraph 1, the term “invention” shall have the same meaning as “Invention” as defined in California Labor Code §2870 (see Appendix “A”). All such improvements, inventions, developments, discoveries, ideas, and intellectual property rights, shall be referred to individually and collectively as “Developed Technology”. Diversa shall receive such disclosures in confidence. Pursuant to California Labor Code §2870 et seq, Diversa shall also maintain a review process for employees to determine ownership of such Developed Technology. To the extent required by contracts between Diversa and the United States or any of its agencies, full title to certain patents and inventions shall be in the United States.

2.	Employee agrees that all Developed Technology made, discovered, or conceived by Employee, either solely or in collaboration with any other person, during the term of Employee’s employment with Diversa, whether or not patented or copyrighted, is and shall remain the sole and exclusive property of Diversa, its successors and assigns. Employee irrevocably agrees to assign and does assign to Diversa or its nominees, successors or assigns, all right, title and interest in and to Developed Technology. Employee agrees to execute any and all papers and perform any and all acts as may be necessary to perfect such assignment. However, the terms of this Paragraph 2 shall not apply to any inventions that are expressly excluded from coverage pursuant to California Labor Code §2870 (see Appendix “A”).

3.

With regard to the copyright laws of the United States, Diversa notes that U.S. Copyright Act §101 defines the term “work made for hire”, in pertinent part, as a “work prepared by an employee within the scope of his or her employment.” U.S. Copyright Act §201(b) provides that “[i]n the case of a work made for hire, the employer or other person for whom the work was prepared is considered the author for purposes of this title, and, unless the parties have expressly agreed otherwise in a written instrument signed by them, owns all of the rights comprised in the copyright.” Diversa further notes that the judicial decisions under the U.S. Copyright Act broadly interpret the phrase “within the scope of his or her employment”. This phrase has been applied to cover, among other things, some works created by an employee at home on his own time and for no additional pay, without any request by the employer. Diversa intends to assert its ownership and other rights in this “work made for hire” area to the fullest legally permissible extent.

4.	In the event that Diversa makes or proposes to make any United States or foreign patent application relating to Developed Technology owned by Diversa pursuant to this Agreement, Employee shall cooperate fully with Diversa and its patent counsel in preparing and prosecuting any such application. Employee agrees to execute, acknowledge and deliver all such papers, including, but not limited to, applications for patents, applications for copyright registration, and applications for trademark registration as may be necessary or appropriate to enable Diversa to publish or protect Developed Technology owned by Diversa by patents, copyrights or otherwise in the name of Diversa or its nominees, successors or assigns. Employee further agrees to render all such assistance as Diversa may require in any patent office proceeding, litigation, or other administrative, judicial or related proceeding in the United States or foreign country, involving Developed Technology owned by Diversa.

5.	In the event Diversa is unable after reasonable effort to secure Employee’s signature on any of the documents referenced in Paragraph 2 and 4 whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee irrevocably designates and appoints Diversa and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, for purposes of effecting any or all prosecutions and/or issuances of any such copyright, patent or trademark protection or other analogous protection.

CONFIDENTIAL INFORMATION

6.	For purposes of this Agreement, the phrase “Diversa Proprietary Information” includes without limitation the following:

a)	technical information, including patent strategy, information encompassed by Developed Technology or trade secrets, locations and sources of bio-material, methods of harvesting bio-material, experiment and research design, results, techniques and processes; biological materials, including but not limited to enzymes and clones; work in progress; manufacturing and process know-how; laboratory notebooks, research journals, idea notebooks, notes, and letters; concepts; ideas; apparatus and equipment design; and computer software;

b)	technical management information, including technical manuals, product proposals, status reports, performance objectives and criteria, and analyses of areas for business development; and

c)	business information, including cost, pricing, project, financial, accounting and personnel information, notes, letters, business strategies, plans, proposals, projections and forecasts, customer lists, customer information and sales and marketing plans, proposals, projections, efforts, information and data.

“Diversa Proprietary Information” shall also include any and all information and materials received by Diversa or Employee from a third party subject to an obligation of confidentiality and/or non-disclosure.

7.	Developed Technology owned by Diversa and Diversa Proprietary Information shall be considered confidential and trade secret, and shall not be disclosed to any person or entity or used by Employee for any purpose at any time during or following the termination or cessation of, Employee’s employment with Diversa, except as required in Employee’s performance of job duties for Diversa. Nothing in this Agreement shall restrict Employee’s ability to make such disclosures during the course of his or her employment as may be necessary or appropriate to the effective and efficient discharge of the duties and responsibilities of Employee or as such disclosures may be required by law. Failure by Diversa to mark any of Diversa Proprietary Information as “confidential” or “proprietary” shall not affect its status as Diversa Proprietary Information under the terms of this Agreement.

COMPETITIVE ACTIVITIES

8.	During the term of Employee’s employment with Diversa, Employee shall not, without the prior written approval of Diversa, alone or as a partner, officer, director, consultant, employee, stockholder, agent, contractor or otherwise, engage in any employment, consulting, business or other activity or occupation competitive with Diversa.

9.	During the term of Employee’s employment with Diversa, and for a period of two (2) years after the termination or cessation of Employee’s employment with Diversa, Employee shall not directly or indirectly disrupt, damage, impair or interfere with Diversa, whether by way of interfering with, raiding, hiring, soliciting its employees, disrupting its relationships with customers, agents, representatives or vendors or otherwise, or by attempting to do any of the foregoing.

10.	Employee acknowledges that the identities of Diversa’s customers, lists of customer leads, contracts with customers, and other related customer information gained during Employee’s employment with Diversa about those customers is secret and confidential, and constitutes a trade secret, and Employee agrees that during the term of Employee’s employment with Diversa, and for a period of two (2) years after termination or cessation of Employee’s employment with Diversa, Employee shall not use, rely on or exploit, directly or indirectly, such information to solicit business from any such customers.

11.	Employee acknowledges that Employee has carefully read and construed the provision of the preceding paragraphs and believes that Employee has received and will receive sufficient consideration and other benefits in connection with Employee’s employment relationship with Diversa to justify such restrictions.

DIVERSA PROPERTY

12.

At the request of Diversa, and in any event at the time of leaving Diversa’s employment, Employee shall return to Diversa any and all materials and documents, and copies thereof, in the possession of or under the control of Employee, whether prepared by Diversa, Employee or anyone else, when such materials or documents are, include, incorporate, or refer to Diversa Proprietary Information or Developed Technology. The term “document” is used in its broadest sense, and includes, without limitation, drawings, blueprints, laboratory notebooks, binders, research journals, idea notebooks, memoranda, specifications, formulas, devices, documents, list and files (including those pertaining to employees, customers, and suppliers), equipment, apparatus, correspondence, computer hardware, systems, programs, software, storage media (whether on or in the form of computer discs, tapes, hard drives, or other method whether now known or devised in the future), manuals, printouts, routines, sub-routines, price lists, pricing information, devices, writings of any and every kind or nature.

13.	During the term of Employee’s employment with Diversa, Employee shall not remove from Diversa’s offices or premises any documents, records, files, correspondence, reports, memoranda or similar materials of or containing Diversa Proprietary Information, or other materials or property of any kind belonging to Diversa, unless necessary or appropriate in accordance with the duties and responsibilities of Employee. In the event that such materials or property are removed, all of the above-referenced documents and materials shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Notwithstanding the foregoing, laboratory notebooks shall not be removed from Diversa’s offices or premises at anytime for any reason, other than for offsite storage of the notebooks.

14.	During the term of Employee’s employment with Diversa, Employee shall not make, retain, remove and/or distribute any copies of any of the above-referenced documents and materials for any reason whatsoever, except as may be necessary in the discharge of his or her assigned duties. Employee shall not divulge to any third person the nature of and/or contents of any of the above-referenced documents and materials or of any other oral or written information to which he or she may have access or with which for any reason he or she may become familiar, except as disclosure shall be necessary in the performance of the duties and responsibilities of Employee.

GENERAL PROVISIONS

15.	Employee represents and warrants to Diversa that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment. Employee further represents and warrants that there are no restrictions, agreements or understandings whatsoever to which Employee is a party, which are or would be inconsistent or in conflict with this Agreement or Employee’s employment, or would prevent, limit or impair in any way the performance by Employee of the obligations set forth in this Agreement.

16.	No rights or licenses, express or implied, in or to any Diversa Proprietary Information or Developed Technology are granted to Employee under this Agreement.

17.	This Agreement constitutes the entire and exclusive Agreement between Employee and Diversa with respect to the subject matter and supersedes and merges any and all prior or contemporaneous discussions, agreements, representations and understandings of the parties with respect to the employment of Employee with Diversa. No supplement, modification or amendment of this Agreement shall be binding upon Diversa or Employee unless set forth in a written agreement executed by Diversa and Employee, which agreement specifically references this Agreement.

18.	No provision of this Agreement may be waived orally. Waivers of any terms of this Agreement shall be in writing and shall be signed by the party sought to be bound by such waiver.

19.	Neither this Agreement nor any benefits of this Agreement are assignable by Employee, however, Diversa may assign this Agreement to, and this Agreement’s terms and provisions shall inure to the benefit of, any parent, subsidiary, affiliate, successor or other assignee of Diversa.

20.	The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

21.	Employee acknowledges that it is impossible to measure fully, in money, the injury that will be caused to Diversa in the event of a breach or threatened breach of any of the provisions of this Agreement, and therefore agrees and acknowledges that Diversa has no adequate remedy at law. Accordingly, Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. Diversa shall be entitled to injunctive relief to enforce the provisions of this Agreement, without prejudice to any other remedy Diversa may have at law or in equity.

22.	The periods of time set forth in Paragraphs 8, 9, and 10 of this Agreement shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that Diversa is successful on the merits in any such litigation. The “time required for litigation” is defined to mean the period of time from service of process upon Employee through the expiration of all appeals related to such litigation.

23.	If an action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorney’s fees, costs and disbursements.

24.	The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

25.	If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

26.	This agreement shall be interpreted and governed by the laws of the State of California without reference to its choice of law principles.

27.	Any notice by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this Paragraph 27. Such notice shall be deemed to have been received upon the date of actual delivery is personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

If to Diversa, to:		If to Employee, to:
Diversa Corporation
4955 Directors Place
San Diego, CA 92121
Telecopier: (858) 526-5050	Telecopier:

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date referenced above.

DIVERSA CORPORATION	EMPLOYEE

By:	By:

Title:	Title:

Attachments: Appendix “A”: California Labor Code §2870

Appendix “A”

California Labor Code §2870

Article 3.5

INVENTIONS MADE BY AN EMPLOYEE

§2870. Employment agreements; assignment of rights

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result form any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Added by Stats.1979, c. 1001, p. 3401, § 1. Amended by Stats.1986, c. 346, § 1.)